Exhibit 99.1

SENETEK ANNOUNCES THE APPOINTMENT OF TWO NEW DIRECTORS AND THE RESIGNATION OF THREE CURRENT DIRECTORS

NAPA, California, April 5, 2004 — SENETEK PLC (OTCBB: SNTKY News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, announced today that the Company has appointed two new directors to its Board and three existing directors have resigned.

Joining the Board are Michael Khoury and Rani Aliahmad. Mr. Khoury, served as CEO of First National Mortgage Exchange and InterScore, a consulting firm, and was formerly a Senior Manager of Deloitte & Touche. Currently he is a consultant to a private investment group and serves as a Director on the Board of Miravant Medical Technologies. Mr. Khoury holds a B.S. in Mathematics from the American University of Beirut, an MFA from New York University, and an MBA from UCLA. He is a CPA and a Fulbright Scholar. Mr. Aliahmad serves as President of USA Call, a provider of end-to-end mobile solutions and services for the marketing arena. He has held several posts including co-founder of Cardionomics, co-founder and Chief Strategic Officer of eCandy, a business-to-business platform for the US confectionery industry, Managing Director of CIC, a telecommunications investment and consulting company, and Junior Economist at Republic National Bank of NY. Mr. Aliahmad received his BA in Economics from Yale University and his MBA in Information Technology and Entrepreneurship from MIT. While at MIT, he worked on some of the first Internet commercial applications and on IT healthcare startups. He is closely affiliated with the MIT Entrepreneurship Center and the E-Lab.

Mr. Khoury and Mr. Aliahmad were appointed at the request of the holders of Senetek’s Senior Notes and related warrants under a provision in the September 2003 debt restructuring agreement that permits these holders to designate two directors to Senetek’s Board who are “independent” within the meaning of the federal securities laws and related Nasdaq Stock Market provisions and whose qualifications are reasonably satisfactory to Senetek’s board.

Outgoing Board members are Franklin Pass, Andreas Tobler and Uwe Thieme. Dr. Pass, who has served since 2002 and Mr. Tobler and Dr. Thieme, who both have been board members since 1998, have advised that they wish to devote more time to their principal business interests. Frank J. Massino, Chairman & CEO, commented, “All three members added great value to our Board and we thank them for their many contributions. The Company will be conducting an active search for seasoned industry professionals to complement the skill sets of the existing Board.”

The newly constituted Board will be evaluating options for streamlining the Company’s corporate capital structure and regaining listing on a national securities exchange. These may include migration to the US. Currently Senetek is an English company with its shares traded as ADRs on the OTC Bulletin Board. The Company intends to continue with its strategy to grow the business both organically and by product acquisitions and synergistic distribution partnerships.

Mr. Massino stated “the Company is primed for growth by having a secured base of revenues from its lead skincare product Kinetin, an excellent partner in Ardana BioSciences for obtaining the needed regulatory approvals required for commercialization of Invicorp in Europe and a very rich portfolio of skincare technology which should enable the company to meet its key objective of launching one new product with differential advantage per year.”

Senetek is a life sciences-driven product development and licensing company primarily focused on the high growth market for dermatological and skincare products addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skincare marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek recently announced new agreements with Valeant Pharmaceuticals under which Valeant gained rights to license Zeatin, a patented analogue of Kinetin, on an exclusive basis throughout the world on substantially the same commercial terms as under its Kinetin license. Senetek’s researchers at the University of Aarhus, Denmark, are collaborating with the Institute of Experimental Botany, Prague, and Beiersdorf AG, Hamburg, to identify and evaluate new compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext.102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Senetek PLC

Web site: http://www.senetekplc.com/